UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

B. RILEY PRINCIPAL MERGER CORP. II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the previously announced potential business combination (the “business combination”) between B. Riley Principal Merger Corp. II (the “Company”) and Eos Energy Storage LLC (“Eos”), on September 3, 2020, Eos issued a press release announcing certain business-related updates, a copy of which is filed herewith as soliciting material.

Eos Energy Storage Announces Agreement for 1 GWh Project with International Electric Power

EDISON, N.J. SEPTEMBER 3, 2020 -- Eos Energy Storage (“Eos”), a leading manufacturer of safe, low-cost, and long-duration zinc hybrid cathode (Znyth™) battery energy storage systems, today announced that it has entered into a binding agreement to supply 1 GWh of standalone battery energy storage systems (“BESS”) to International Electric Power, LLC (“IEP”) for grid connected projects with the Electric Reliability Council of Texas (“ERCOT”). Eos will manufacture, design and deliver multiple integrated AC BESS solutions starting in the third quarter of 2021.

IEP has entered into this partnership with Eos to help lead the long duration energy storage transition to new, safer and more reliable alternative technologies to lithium-ion. IEP also benefits from Eos’ minimal auxiliary power requirements (HVAC systems are not required) and simple operations and maintenance throughout the equipment’s 20 year life expectancy. IEP aims to identify key locations to build these storage projects to maximize revenue streams in the ERCOT market.

“ERCOT is an important and growing market for energy storage. Long term energy storage will help mitigate massive investments that are needed in transmission facilities to relieve congestion,” commented Dr. Balki Iyer, Chief Commercial Officer of Eos. “We are very excited to be partnering with a high quality developer such as IEP on this important project. Our zinc batteries offer the perfect solution to address the project’s needs. We are particularly proud to announce that we will be supplying the entire 1 GWh from batteries sourced and manufactured here in the USA.”

Peter Dailey, Chief Executive Officer of IEP commented, “ERCOT offers perhaps the most interesting opportunity for battery plays in the United States, including hourly energy arbitrage, ancillaries and congestion revenue rights. IEP is pleased to announce this relationship with Eos, which offers, hands down, the best utility scale battery technology in the market.”

About International Electric Power, LLC

IEP is a technology agnostic power producer which seeks to build, own and operate a portfolio of generation assets that offer investors attractive financial returns. IEP’s core competencies in asset operations and optimization, energy market analysis and contracting, and project financing and deal execution, enables it to manage all aspects of a transaction.

About Eos Energy Storage

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Armed with a patent for a membrane-free zinc battery technology, Eos has been pursuing this opportunity since 2008 when it was founded. Eos Energy Storage has 10+ years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates the Company’s aqueous, zinc battery technology (Znyth®) to provide a safe, scalable, and sustainable alternative to Lithium Ion.

To learn more about Eos, please visit: https://eosenergystorage.com.

Contact

For Investor Relations, please contact ir@eosenergystorage.com.

For Media Relations, please contact media@eosenergystorage.com.